SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                  May 19, 1996
                                 Date of Report
                        (Date of Earliest Event Reported)


                       Continental Waste Industries, Inc.
             (Exact Name of Registrant as Specified in its Charter)


         Delaware                 0-22602               11-2909512
 (State of Incorporation)   (Commission File No.)      (IRS Employer
                                                   Identification Number)



                           67 Walnut Avenue, Suite 103
                             Clark, New Jersey 07066
                    (Address of Principal Executive Offices)



       Registrant's Telephone Number, Including Area Code: (908) 396-0018

Item 5.           Other Events.

     On May 20, 1996, Continental Waste Industries, Inc. (the "Company") announced its intention to merge with and into a newly-formed, wholly-owned subsidiary of Republic Industries, Inc. Under the terms of the proposed merger, each share of the Company's common stock, $0.0006 par value per share, outstanding on the effective date of the merger will be converted into 2/5ths of a share of common stock, $0.01 par value per share, of Republic Industries (the "Merger").

     The proposed Merger, which Republic Industries expects to account for on a pooling of interests basis, is subject to customary terms and conditions including the negotiation and execution of a definitive agreement, due diligence review by both parties, approval by the Company's shareholders, approval by the boards of directors of both parties and various other customary closing conditions, including regulatory approvals. Until the effective date of the Merger, or termination of the letter of intent, the Company and the Management Shareholders (as defined below) may not, among other things, solicit or initiate discussions with any third party concerning any proposal for a merger, sale of substantially all of the Company's assets or other like transactions. The Company may, however, enter into negotiations in response to unsolicited inquiries to the extent that the Company's board of directors believes, based on the exercise of its good faith judgment and the advice of counsel, that the failure to take such action would constitute a breach of the board's fiduciary duties to the Company's stockholders.

     The Company's three largest shareholders, Carlos E. Aguero, Thomas A. Volini and First Analysis Corporation, as general partner of each of Environmental Venture Fund Limited Partnership, Apex Investment Fund and the Productivity Fund Limited Partnership (the "Management Shareholders"), who, in the aggregate, own (directly or indirectly) approximately 25% of the Company's outstanding common stock, have agreed that at the time a definitive merger agreement is executed, they will each deliver to Republic irrevocable proxies with respect to all of the shares owned by them which will enable Republic to vote all of these shares in favor of the Merger.

     Following the Merger, it is expected that the Company's senior management, including Thomas A. Volini, the Company's Chief Operating Officer, and Carlos E. Aguero, the Company's Chief Executive Officer, will join Republic's senior management team.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                            CONTINENTAL WASTE INDUSTRIES, INC.
                            (Registrant)


Dated: May 21, 1996         By: /s/ Michael J. Drury
                                --------------------
                                Michael J. Drury
                                Senior Vice President and
                                Chief Financial Officer